Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Viking Holdings Ltd

(Exact Name of Registrant as Specified in its Memorandum of Association)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, par value $0.01 per share, reserved for issuance upon the exercise of outstanding options granted under the Viking Holdings Ltd Second Amended and Restated 2018 Equity Incentive Plan	Rule 457(h)	2,949,830(2)	$15.57(3)	$45,928,853.10	0.00014760	$6,779.10

Fees to Be Paid	Equity	Ordinary shares, par value $0.01 per share, reserved for issuance pursuant to outstanding restricted share units granted under the Viking Holdings Ltd Second Amended and Restated 2018 Equity Incentive Plan	Rule 457(h)	18,870,930(4)	$24.00(5)	$452,902,320.00	0.00014760	$66,848.38

Fees to Be Paid	Equity	Ordinary shares, par value $0.01 per share, reserved for issuance under the Viking Holdings Ltd Second Amended and Restated 2018 Equity Incentive Plan	Rule 457(h)	13,824,564(6)	$24.00(5)	$331,789,536.00	0.00014760	$48,972.14

Fees to Be Paid	Equity	Ordinary shares, par value $0.01 per share, reserved for issuance under the Viking Holdings Ltd 2024 Employee Share Purchase Plan	Rule 457(h)	4,680,000(7)	$24.00(5)	$112,320,000.00	0.00014760	$16,578.43

		Total Offering Amounts				$942,940,709.10		$139,178.05

		Total Fee Offsets						N/A

		Net Fee Due						$139,178.05

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional ordinary shares of Viking Holdings Ltd (the “Registrant”) that may be offered and issued under the Viking Holdings Ltd Second Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) and the Viking Holdings Ltd 2024 Employee Share Purchase Plan (the “2024 Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Represents ordinary shares issuable upon the exercise of outstanding options to purchase ordinary shares granted under the 2018 Plan.
(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $15.57, which is the weighted-average exercise price for ordinary share options outstanding under the 2018 Plan as of the date of this Registration Statement.

(4)	Represents ordinary shares issuable pursuant to outstanding restricted share units granted under the 2018 Plan.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the initial public offering price of $24.00 per ordinary share pursuant to Registrant’s Registration Statement on Form F-1 (File No. 333-278515) declared effective on April 30, 2024.

(6)	Represents ordinary shares reserved for future issuance under the 2018 Plan.
(7)	Represents ordinary shares reserved for future issuance under the 2024 Plan.